Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-103911) and related Prospectus of VERITAS Software Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2001, except for Note 20, insofar as it relates to the year 2000, as to which the date is March 14, 2003, with respect to the consolidated financial statements (as restated) and schedule of VERITAS Software Corporation for the year ended December 31, 2000 included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

May 27, 2003